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                                                                    Exhibit 99.1


          RURAL CELLULAR CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                CELLULAR ASSETS OF ATLANTIC CELLULAR COMPANY, L.P.

            CONTIGUOUS SERVICE AREA IN VERMONT, NEW HAMPSHIRE, NEW YORK AND MASSACHUSETTS TOTALS 1.1 MILLION POPS AND 68,000 CUSTOMERS

FEBRUARY 18, 1998--ALEXANDRIA, MN--Rural Cellular Corporation (Nasdaq/NMS:
RCCC) today announced it has entered into a definitive agreement to acquire the Vermont, New Hampshire, New York and Massachusetts cellular telephone licenses, operations and related assets of Atlantic Cellular, one of the leading independent providers of wireless telecommunications services in the New England region. Rural Cellular Corporation is acquiring the Atlantic Cellular assets for a purchase price of $256 million in cash. Long-term financing to support this acquisition has been arranged through Toronto Dominion Bank, which also acted as financial advisor to Rural Cellular Corporation.

The transaction, which follows the Company's May 1997 acquisition of Unicel, a Maine cellular operation, is subject to regulatory approval and is expected to be completed this summer.

Under terms of the definitive agreement, the Company will acquire a contiguous, multi-state service area of 21,000 square miles, encompassing approximately 1.1 million POPs (population served). This will bring the Company's total managed POPs to 2.85 million. In addition, the 68,000 cellular customers in the Atlantic Cellular service area will increase the Company's cellular customer base from approximately 111,000 at year-end 1997 to 179,000.

The cellular properties to be acquired from Atlantic Cellular include: the entire state of Vermont (RSA 1, RSA 2] and the Burlington [MSA]); western New Hampshire (RSA 1); the northeastern corner of New York (RSA 2); and northwestern Massachusetts (RSA 1) as well as their long-distance business.

Richard Ekstand, Rural Cellulars's president and chief executive officer, said:
"We believe, with a majority share of its New England cellular service area, Atlantic Cellular is considered the wireless provider of choice in its markets. Having invested over $40 million in cellular infrastructure over the past few years, Atlantic Cellular enjoys a clear competitive advantage in its markets in terms of cellular coverage. Atlantic Cellular's distribution system and customer service are also believed to be second to none in its service area. As a result, Atlantic Cellular has recorded impressive customer and revenue growth and generated consistently strong levels of EBITDA."

Ekstand added, "This pending acquisition, which gives us the opportunity to significantly expand our presence in New England, is fully in line with our strategy of providing high-quality wireless communication services to the rural marketplace. The Atlantic Cellular properties possess economic and demographic characteristics similar to our wireless markets in northern Minnesota and Maine. All in all, we are genuinely excited at having the opportunity to purchase these high quality wireless properties that serve such attractive rural markets."

The cellular systems of Atlantic Cellular are strategically clustered within short drive times to New York, Boston, Montreal, Albany, Hartford and Providence, which have a combined Metropolitan Service Area population of more than 31 million. More than 10 million tourists visit these New England markets each year. In addition, Atlantic Cellular's contiguous service area is traversed by four interstate highways, linking New York, Boston, Hartford and Montreal. For these reasons, the Atlantic Cellular service area generates substantial volumes of high-margin roaming traffic.


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                                                                 Exhibit 99.1




Atlantic Cellular's fully developed cellular network currently consists of over 80 cell sites enabling it to provide hand-held cellular coverage in many of the major population centers, heavily traveled highway corridors and major tourist locations within its service area. Atlantic Cellular, which operates significantly more cell sites than its cellular competition across its entire service area, is also a cellular provider in its markets with locally based customer service support.

This multi-state cellular operation will be independently managed as a wholly owned subsidiary of Rural Cellular Corporation, with operational headquarters near Burlington, Vermont.

Rural Cellular Corporation provides wireless telecommunications services in northern Minnesota, contiguous portions of western Wisconsin and eastern North Dakota, and portions of Maine.

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FINANCIAL CONTACT:                 MEDIA:
Wesley E. Schultz (CFO)   Ann Elliott (Manager, Corporate Communications)
320/762-2000             320/808-2104

World Wide Web address:  http://www.rccwireless.com